Exhibit 10.11

Harris Lim Sin Foo
Director, Fast Track Events Pte Ltd
59 Verde View
Singapore 688686

Fast Track Events Pte Ltd
12 Mohamed Sultan Rd,
#04-01 Singapore 238961

28 February 2024

Dear Sir/Madam,

Re: Waiver of SGD 1 million Debt

I am writing to formally notify you of my decision to waive SGD 1 million of the amount due to me from Fast Track Events Pte Ltd ("the Company"). This waiver applies to the outstanding balance currently recorded in our accounts, which originated from various payments made by me on behalf of the Company over the years. After this waiver, the remaining outstanding balance will be SGD 330,762. Please note that these balances are unsecured and interest-free.

Having thoroughly considered the Company's current financial position and our long-term strategic goals, I believe that waiving this amount is in the best interest of the Company. As a director, my foremost priority is the Company's success and sustainability. I am confident that this waiver will enhance our financial stability and operational efficiency.

This decision is made voluntarily and without any external pressure. My commitment to supporting the Company remains unwavering, and I believe that relinquishing this amount will aid in our growth and development initiatives, including our efforts towards a potential initial public offering (IPO).

Please treat this letter as official documentation of the waiver and update your records accordingly. If any further clarification or additional documentation is required, please do not hesitate to contact me.

Thank you for your attention to this matter. I look forward to our continued collaboration and to achieving our shared objectives.

Yours faithfully,

____

Harris Lim Sin Foo
Director, Fast Track Events Pte Ltd